UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) November 15, 2004



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



         STATE OF DELAWARE                  1-143           38-0572515
         -----------------                  -----           ----------
     (State or other jurisdiction of     (Commission     (I.R.S. Employer
     Incorporation or Organization)      File Number)   Identification No.)

     300 Renaissance Center,                              48265-3000
     Detroit, Michigan                                     (Zip Code)
     ----------------------------------------------------------------------
                    (Address of Principal Executive Offices)



        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








================================================================================

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05  Costs Associated with Exit or Disposal Activities

With respect to Form 8-K, Item 2.05, Costs Associated with Exit or Disposal
Activities:

(a) On November 15, 2004, Management of General Motors Corporation's North American and Manufacturing Operations finalized the plans for the closing of the Corporation's assembly plant in Baltimore, Maryland, in 2005 as described in the following press release.

(b) At this time General Motors (GM) is unable to estimate the total amount or range of amounts expected to be incurred in connection with each major type of cost associated with this course of action.

            GM will recognize a pre-tax charge of $52 million ($32 million after tax) for the write-down to fair market value of various plant assets as of December 31, 2004. Continued payment of compensation and other benefits to laid-off employees is estimated to be $6 million per month, which is expected to decline as employees are redeployed, retire, or otherwise terminate their employment; accordingly, the total of such charges is not currently estimable. Exit and environmental costs of approximately $20 million, pre-tax (approximately $12 million after tax), will be recognized in the future as liabilities are incurred.

(c) At this time GM is unable to estimate the total amount or range of amounts expected to be incurred in connection with this act.

(d) At this time GM is unable to estimate the total amount or range of amounts of the charge that will result in future cash expenditures.

            Payments of compensation and other benefits to laid-off employees will be made in cash. Such payments are estimated to be $6 million per month, which is expected to decline as employees are redeployed, retire, or otherwise terminate their employment; accordingly, the total of such payments is not currently estimable. The estimated future exit and environmental costs of approximately $20 million are expected to be settled in cash.



On November 16, 2004, GM issued the following press release:


              Chevy Astro And GMC Safari To Be Discontinued In 2005

                GM's Baltimore, Maryland Assembly Plant To Close

  GM Maintains Significant Presence In Baltimore Area Through White Marsh Transmission Plant

  PONTIAC, Mich. - General Motors today announced that its Chevy Astro and GMC Safari will be discontinued in 2005. As a consequence, the company's Baltimore, Md. assembly plant, which exclusively builds the Chevy Astro and GMC Safari, will also close in 2005. The company also reaffirmed that it will maintain a significant presence in the greater Baltimore area through its state-of-the-art transmission plant in White Marsh, Md.

  With the Astro and Safari reaching the end of their lifecycles, GM management initiated several production changes over the last several years to better align production at the plant with market demand for the Astro and Safari. These decisions included eliminating the plant's second shift of production in the summer of 2000 and slowing production output on several occasions.

  The Chevy Astro and GMC Safari were introduced in the 1985 model year. During the first 10 months of this year, production at Baltimore amounted to approximately 41,000 vehicles.

  "Long-term market softening and the products' lifecycle have driven GM to make this difficult yet necessary decision," said Joe Spielman, GM vice president and general manager of Vehicle Manufacturing. "GM can no longer justify building these two products at volumes that are significantly below the plant's capacity."

  "The men and women of Baltimore Assembly are proud, hard working people who have done a great job of building the Chevy Astro and GMC Safari over the years," Spielman added. "Everyone at Baltimore Assembly should take great pride in their many accomplishments and years of dedication to these products."

  GM currently employs approximately 1,000 hourly and 100 salaried employees at the Baltimore plant. The UAW/GM National Agreement provides a comprehensive plan and provisions for the GM employees affected by the decision. UAW Local 239 represents the plant's hourly workforce. In addition, management will work with affected salaried employees to pursue opportunities at other GM locations.

  The Baltimore Assembly plant sits on 182 acres and consists of approximately
  3.2 million square feet. It opened in 1935 and originally produced a variety of Chevrolet cars and trucks. In 1984, the facility was converted for production of the Astro and Safari.

  General Motors Corp. (NYSE: GM), the world's largest vehicle manufacturer, employs about 325,000 people globally. Founded in 1908, GM has been the global automotive sales leader since 1931. GM today has manufacturing operations in 32 countries and its vehicles are sold in 192 countries. In 2003, GM sold nearly 8.6 million cars and trucks, about 15 percent of the global vehicle market. GM's global headquarters are at the GM Renaissance Center in Detroit. More information on GM and its products can be found on the company's corporate website at www.gm.com.


                                      # # #



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)

Date:  January 18, 2005              By:  /s/PETER R. BIBLE
                                     ---  -----------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)